Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David P. Reiland and Marty J. Schwenner, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the following Registration Statements: (333-15724, filed May 21, 2004; 333-110460, filed November 13, 2003; 333-28415, filed June 3, 1997; 333-24187, filed March 28, 1997; 333-15933, filed November 12, 1996; 33-58766, filed February 25, 1993;
33-43856, filed November 8, 1991; 33-41854, filed August 1, 1991; 33-40222, filed April 29, 1991 and 33-31932, filed November 8, 1989), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Mitchell I Quain	Chairman of the Board and Director	November 15, 2007
Mitchell I. Quain

/s/ Dewain K. Cross	Director	November 26, 2007
Dewain K. Cross

/s/ Yon Y. Jorden	Director	November 14, 2007
Yon Y. Jorden

/s/ David P. Reiland	Director and Chief Executive Officer and President	November 27, 2007
David P. Reiland

/s/ Marty J. Schwenner	Vice President and Chief Financial Officer (Principal Financial Officer)	November 27, 2007
Marty J. Schwenner

/s/ Ryan D. Gile	Vice President and Controller (Principal Accounting Officer)	November 19, 2007
Ryan D. Gile